Exhibit 5.1

LeBoeuf, Lamb, Greene & MacRae LLP

April 6, 2006

Lincoln National Corporation

Centre Square West Tower,

1500 Market Street, Suite 3900,

Philadelphia, Pennsylvania 19102

Re:	Floating Rate Senior Notes due 2009
6.15% Senior Notes due April 6, 2036

Ladies and Gentlemen:

We have acted as counsel to Lincoln National Corporation, an Indiana corporation (“Lincoln”), in connection with the public offering of $500,000,000 aggregate principal amount of its Floating Rate Senior Notes due 2009 (the “Floating Rate Notes”) and $500,000,000 aggregate principal amount of its 6.15% Senior Notes due 2036 (the “Fixed Rate Notes,” and together with the Floating Rate Notes, the “Notes”) issued pursuant to the Indenture dated September 15, 1994 (the “Indenture”) by and between Lincoln and The Bank of New York, as trustee (the “Trustee”).  This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined: (i) the Registration Statement on Form S-3 (File No. 333-132416); (ii) the prospectus dated March 14, 2006, filed with the Securities and Exchange Commission (the “Commission”) as part of the Registration Statement (the “Base Prospectus”), together with the prospectus supplement relating to the Notes dated April 3, 2006, filed with the Commission pursuant to Rule 424(b)(4) under the Securities Act (the “Prospectus Supplement”) and the supplement to the Prospectus Supplement dated April 6, 2006, filed with the Commission pursuant to Rule 424(b)(3) under the Securities Act (the Base Prospectus, together with the Prospectus Supplement and such supplement, the “Prospectus”); (iii) an executed copy of the Indenture; (iv) the forms of the Notes; (v) the Articles of Incorporation of Lincoln, as amended to the date hereof; (vi) the Amended and Restated Bylaws of Lincoln as currently in effect;  (vii) the Underwriting Agreement, dated April 3, 2006 (the “Underwriting Agreement”) by and between Lincoln and the underwriters named in Schedule I

Lincoln National Corporation

April 6, 2006

thereto (the “Underwriters”); and (viii) the resolutions of the Board of Directors of Lincoln and the Securities Committee and the Committee on Corporate Action thereof relating to the issuance and sale of the Notes and related matters.  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of Lincoln and such agreements, certificates of public officials, certificates of officers or other representatives of Lincoln and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

We have assumed without investigation the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all items submitted to us as copies and the genuineness of all signatures on such originals or copies. We have assumed the legal capacity for all purposes relevant hereto of all natural persons that all parties to agreements or instruments relevant hereto have been organized and are validly existing under the laws of their respective jurisdictions of organization, and, with respect to all such parties other than Lincoln, that such parties had the requisite power and authority (corporate and otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been authorized by all requisite action (corporate and otherwise), and executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.  As to any facts material to the opinions expressed herein, we have relied upon statements of fact contained in the documents that we have examined and upon oral or written statements and representations of officers and other representatives of the Lincoln and others.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein and subject to the completion of the proceedings to be taken by Lincoln, the Trustee and the Underwriters prior to the sale of the Notes, it is our opinion that the Notes, when duly executed, authenticated, issued, delivered and paid for in accordance with the terms of the Indenture, the Underwriting Agreement, will be validly issued and binding obligations of Lincoln.

Our opinion is subject to: (i) the effect of applicable bankruptcy, insolvency, reorganization, moratorium, arrangement and other laws affecting creditor’s rights generally, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers; (ii)  general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether such principles are considered in a proceeding in equity or at law); and (iii) our assumption that there exist no agreements, understandings or negotiations among the parties to the Indenture or the Underwriting Agreement that would modify the terms of any thereof or the respective rights or obligations of the parties thereunder.

We express no opinion herein as to matters involving the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of New York.

We hereby consent to the filing of this opinion with the Commission.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations thereunder.  This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein. This opinion speaks as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or of any subsequent changes in applicable law or the interpretation thereof.

Very truly yours,

/s/ LeBoeuf, Lamb, Greene & MacRae LLP